For additional information contact:

Paul B. Lazovick
Director of Investor Relations
609-896-7615

FOR IMMEDIATE RELEASE

IMO COMPLETES SALE OF MAJOR PORTION OF ITS
 ELECTRO-OPTICAL SYSTEMS BUSINESS TO LITTON

LAWRENCEVILLE, NJ, June 5, 1995 - Imo Industries Inc. (NYSE-IMD) today announced that it has completed the sale of most its Electro-Optical Systems business to Litton Industries (NYSE-LIT) and Litton Systems Inc. for approximately book value. Imo will use the proceeds to pay down debt.

The operations sold include all of the assets of Imo's Varo Inc. and Baird Optical Systems night vision and laser business, other than real estate. Litton is leasing the operations' facilities in Dallas, Texas for two years and has an option to extend the leases. Litton has offered employment to substantially all of the current employees of the business. Not included in the transaction is the Varo Electronic Systems Division, which manufactures power supplies for various government and commercial programs.

"The sale of this defense-oriented business essentially completes a major, long-term restructuring program for our Company," said Donald K. Farrar, Imo chairman and chief executive officer. "As a result of the program we have substantially strengthened Imo's balance sheet and liquidity. During the first quarter of this year we reduced the Company's debt by 30%, or more than $120 million, and restored shareholders' equity to a positive value. Using proceeds from this sale to pay down debt will have a further favorable impact on Imo's long-term health.

"Imo is now able to fully focus on its traditionally strong core businesses. We are making structural and strategic investments to help ensure improved revenue growth, and view the Company's future with optimism."

Imo, with 1994 sales of $464 million, supplies mechanical and electronic controls, engineered power products and their support services to customers worldwide.

###